FIRSTAR STELLAR FUNDS
                                 ("REGISTRANT")
                                   FORM N-SAR
                                FILE NO. 811-5762
                  FOR THE ANNUAL PERIOD ENDED NOVEMBER 30, 2000

EXHIBIT INDEX

Sub-Item 77C:              Submission of matters to a vote of security holders.

Sub-Item 77Q1(a): Copies of any material amendments to the registrant's charter or by-laws.

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Sub-Item 77C:         Submission of matters to a vote of security holders.

         At a special meeting of shareholders of the Registrant held on November 24, 2000, the shareholders of each of the Registrant's portfolios voted to approve the Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of each of the Registrant's portfolios to corresponding portfolios of Firstar Funds, Inc. ("Firstar Funds") in exchange for shares of such Firstar Funds in a tax-free reorganization. The results of the shareholder meeting are as follows:

FUND                                 FOR             AGAINST             ABSTAIN

Tax-Free Money Market             182,173,399         32,746             460,959
U.S. Government Income             16,086,38               0                   0
Insured Tax-Free Bond              15,572,734              0                313
Stellar                             3,553,064         16,116              52,856
Capital Appreciation                5,227,067          1,490                 840


Sub-Item 77Q1(a): Copies of any material amendments to the registrant's charter or by-laws.

         The Registrant amended its by-laws effective August 31, 2000. The purpose of the amendment was to provide for proxy voting by electronic means. The Amendment is filed herein.